Exhibit 1.38

Full - year 2020 results CEO PEKKA TENNILÄ INTERIM CFO JUHANA JOKINEN 25 FEBRUARY 2021

IMPORTANT INFORMATION The securities referred to in this document in relation to the merger have not been, and will not be, registered under the Un ite d States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Reg ula tion S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursu ant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and othe r s ecurities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any off er or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U .S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connec tio n with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be co mpa rable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. fed era l or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdicti ons. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to su e A ltia or Arcus or their respective officers and directors in a non - U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove t o be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S . c ourt. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts , b ased on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, s uch as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan. 25.2.2021 2

Exceptionally strong performance in a COVID - 19 year • Q4 in line with expectations • Full - year net sales declined due to COVID - 19 • Comparable EBITDA improved by 17% • Cash flow from operations grew • Board’s dividend proposal EUR 0.35 per share for the financial year 2020 25.2.2021 3 2020 HIGHLIGHTS Net sales 342.4 MEUR Comparable EBITDA margin 15.3 % Dividend , EUR per share For the financial year 2020 0.35 0.40 Renewed authorisation for extra dividend

Market development

APPROXIMATELY TWO THIRDS OF CONSUMER PRODUCT SALES COME FROM STATE RETAIL MONOPOLIES

Combined spirits and wine sales volume development in the state retail monopolies

Change compared to previous year, %	Q4 20	Q4 19	2020	2019
Nordics in total	**+18.6**	**+1.4**	**+17.1**	**+0.1**
Spirits	+21.6	+0.9	+18.5	+1.0
Wine	+18.1	+1.5	+16.9	+0.0
Finland, total sales	**+14.8**	**-2.9**	**+13.7**	**-2.6**
Spirits	+13.2	-3.7	+10.4	-2.0
Wine	+15.4	-2.6	+15.0	-2.8
Sweden, total sales	**+9.7**	**+2.6**	**+10.0**	**+1.0**
Spirits	+19.5	+4.4	+18.8	+3.9
Wine	+8.6	+2.4	+9.2	+0.7
Norway, total sales	**+45.7**	**+2.6**	**+40.4**	**+0.4**
Spirits	+37.9	+3.0	+32.1	+1.6
Wine	+47.2	+2.5	+41.8	+0.2

Source: Based on sales volumes by litre published by the state retail monopolies (Alko, Systembolaget, and Vinmonopolet).

Finland

- The high growth categories were gin, whiskies, rum and grape spirits.
- The large red and white wine categories grew by 15.2% and 17.1% respectively. Rosé wines grew by 39.7%.

Sweden

- The high growth categories were gin, whiskies, rum and bitters. The aquavit category declined.
- The large red and white wine categories grew by 6.8% and 10.0% respectively. Rosé wines grew by 22.1%.

Norway

- The high growth categories were gin, rum, aquavit and whiskies.
- The large red and white wine categories grew by 40.3% and 44.2% respectively. Rosé wines grew by 72.5%.

ALTIA 25.2.2021 4

125 120 46 45 2019 2020 Q4 19 Q4 20 121 119 36 35 2019 2020 Q4 19 Q4 20 129 117 38 34 121 124 45 46 110 101 28 26 2019 2020 Q4 19 Q4 20 Net sales impacted by COVID - 19 CLOSED OR RESTRICTED SALES CHANNELS AND LOWER CONTRACT MANUFACTURING VOLUMES Net sales by segment , MEUR Net sales of spirits and wine , MEUR - 4.8% 36 0 34 2 11 0 10 7 Finland & Exports Scandinavia Altia Industrial - 1.8% - 1.1% - 4.4% - 2.6% 25.2.2021 5 - 3.2% 2020: • Net sales declined by 4.4% in constant currencies • Negative impacts of COVID - 19, especially on spirits and contract manufacturing • Wine impacted by partner portfolio changes • Normalised barley price Q4 20: • Net sales declined by 3.5% in constant currencies • Spirits sales declined due to travel retail • Strong wine sales in Norway , but negative impact from partner changes • Glögg sales developed well • Lower contract manufacturing volumes Spirits Wine

75 68 53 48 1 1 2019 2020 Spirits Wine Other beverages Highlights • Net sales declined by 8.9% to EUR 117.2 (128.6) million • Decline due to COVID - 19 impacts on travel retail, exports and on - trade • Monopoly sales grew, strong spirits sales growth • Steady growth in Finnish grocery trade • In Baltics, domestic grocery trade offset decrease in harbour and border trade Finland & Exports JANUARY - DECEMBER 2020 The Finland & Exports segment comprises the import, sale and marketing of wine and spirits, and other beverages in Finland and the Baltics , as well as exports and travel retail . Product launches in Q4 20 25.2.2021 6 12 9 11 7 - 8.9% Net sales , MEUR

46 52 72 71 2 1 2019 2020 Spirits Wine Other beverages Highlights • Reported net sales grew by 2.7% to EUR 123.9 (120.7) million • Growth in constant currencies 3.7% • Sweden : strong spirits sales & wine impacted by partner portfolio changes • Norway : strong net sales growth across categories • Denmark: business model change in Q2 2019 impacted FY negatively, but sales turned positive in Q4 • COVID - 19 impacted on - trade negatively Scandinavia JANUARY - DECEMBER 2020 The Scandinavia segment comprises the import, sale and marketing of wine and spirits , and other beverages in Sweden , Norway and Denmark . Net sales , MEUR excl . fx +3.9% Product launches in Q4 20 25.2.2021 7 12 1 12 4 +2.7%

2019 2020 Highlights • Net sales declined by 8% to EUR 101.2 (110.2) million • Decline driven by lower contract manufacturing volumes due to COVID - 19 • High volumes of technical ethanol during pandemic • Starch impacted by weak demand for printing paper and the lower barley price first nine months of the year Altia Industrial JANUARY - DECEMBER 2020 The Altia Industrial segment comprises Koskenkorva plant operations , starch , feed component and technical ethanol businesses , as well as contract manufacturing services at Rajamäki. It also includes supply chain operations , i.e. production operations in different countries , customer service , logistics and sourcing . Net sales , MEUR Highlights • In 2020, all - time high of grain consumption at Koskenkorva: 214 (212) million kilos • Koskenkorva Distillery ran at full capacity • Steps taken towards target of carbon - neutral production with a new fuel silo • Stronger own capabilitis in low - and non - alc production with new production process • No major disruptions in operations due to COVID - 19 25.2.2021 8 11 0 10 1 - 8.2%

Financials INTERIM CFO JUHANA JOKINEN 25 FEBRUARY 2021

0 5,000 10,000 15,000 20,000 25,000 30,000 0 50 100 150 200 250 Altia's grain purchases to Koskenkorva tn Average feed barley market price without premiums (Luke) Barley sourcing 25.2.2021 10 Key principles for barley sourcing : • Purchased at spot prices ; No hedging tools available for barley • About 1 month inventory ; Volumes and purchase prices are fixed a couple of months ahead Barley price development and Altia’s monthly volumes 2007 - 2020 ( September ) tn EUR/tn • New harvest in August - September • Average monthly sourcing volume 17000 - 18000 tn 2007 2009 2011 2013 2015 2017 2019 In 2020, Altia’s use of Finnish grain reached 214 (212) million kilos .

2020: Positive profitability development LONG - TERM FINANCIAL TARGET REACHED Quarterly net sales and comparable EBITDA, EUR million Quarterly and cumulative comparable EBITDA, EUR million 41 25.2.2021 11 111 74 91 85 110 68 81 87 107 15.9 4.3 9.4 11.4 19.7 5.5 13.2 14.6 19.0 Q4 18 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Net sales, MEUR Comparable EBITDA, MEUR 15.9 4.3 9.4 11.4 19.7 5.5 13.2 14.6 19.0 40.0 4.3 13.7 25.1 44.8 5.5 18.8 33.4 52.4 Q4 18 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Comparable EBITDA, MEUR Comparable EBITDA YTD, MEUR 2020: • Comparable EBITDA improved by 17% or EUR 7.6 million to EUR 52.4 (44.8) million • Key drivers – Altia Industrial segment – Strong sales and continued focus on revenue management – Group - wide cost savings Items affecting comparability (IAC): • In 2020, IAC amounted - 12.1 ( - 1.7) million , of which EUR 11.4 million were merger - related costs split by : – Employee benefit expenses EUR 2.0 million – Other opex EUR 9.3 million

Improved profitability in Scandinavia and Altia Industrial Comparable EBITDA by segment , MEUR and margins 25.2.2021 12 EUR million Q4 20 Q4 19 Change % 2020 2019 Change % Finland & Exports 6.0 7.3 - 17.6 19.8 20.6 - 3.7 % of net sales 17.6 19.4 16.9 16.0 Scandinavia 9.5 9.1 +4.7 14.2 12.1 +18.0 % of net sales 20.5 20.4 11.5 10.0 Altia Industrial 4.2 4.5 - 6.4 17.9 11.4 +56.5 % of net sales 16.5 16.3 17.6 10.4 Other - 0.8 - 1.3 39.7 0.5 0.7 - 27.0 Total 19.0 19.7 - 3.3 52.4 44.8 +17.1 % of net sales 17.9 17.9 15.3 12.4 Finland & Exports • Strong monopoly sales , revenue management and cost savings • Significant impacts from travel retail and exports net sales Scandinavia • Improvement driven by all three markets • Sweden and Norway : monopoly sales and revenue management • Denmark : business model change (Q2 19) • Negative impact from fx (NOK) Altia Industrial • Positive development of technical ethanol • Improved supply chain efficiencies • Normalised barley price 2020:

31.6% 58.1% 59.1% 57.9% 19.1% 33.2% 20.0% 24.5% - 2.5 % Q4 18 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 47.4 86.8 81.3 81.4 28.9 48.9 29.9 37.4 - 3.9 1.2 2.2 2.0 2.0 0.6 1.1 0.6 0.7 - 0.1 Q4 18 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Net debt Net debt / Comparable EBITDA Strong financial position and liquidity situation Equity ratio , % Gearing , % Long - term target <2.5x 25.2.2021 13 38.4% 39.4% 35.5% 37.4% 37.8% 34.7% 34.9% 37.1% 34.3 % Q4 18 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q4 18 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Net cash flow from operating activities Rolling 12 months Net cash flow from operating activities , MEUR Net debt

Free cash flow & working capital SIGNIFICANT IMPROVEMENT IN FREE CASH FLOW 31 37 15 55 70 75% 88% 38% 122% 134% 2016 2017 2018 2019 2020 Free cash flow, MEUR Cash generation Free cash flow * Net working capital 9 12 8 7 7 2.4% 3.3% 2.2% 1.9% 2.0% 2016 2017 2018 2019 2020 Gross capex, MEUR Gross capex % of net sales Capital expenditure *) Free cash flow = Comparable EBITDA – Change in working capital – Gross capex Cash generation = Free cash flow / Comparable EBITDA 25.2.2021 14 16 11 29 11 - 14 5% 3% 8% 3% - 4% 2016 2017 2018 2019 2020 Net working capital, MEUR Net working capital of net sales

Concluding remarks and Q&A CEO PEKKA TENNILÄ 25 FEBRUARY 2021

Sustainability 2020 Our Distillery • Recycling and reutilisation rate 95.5% • CO2 reduction from 2014 58% • 214 million kg Finnish barley Our People • Absence due to injuries rate LTIF 7 (2019: 9) and safety observations 2.3 per person • Sickness absence 4% • 2% of our purchases are from amfori risk countries Our Society • Exceeded our target: 13% sugar reduction • Average alcohol percentage decresed to 29.7% • Exceeded our target: 16% of our drinks are low or non - alc Our Drink • The first regeneratively farmed vodka in the world produced – Koskenkorva Climate Action • New rPET bottles containing 25% recycled plastic launched • Altia’s flask PET bottle return rate increased 20% due to consumer campaign in Finland

Forming a leading wine and spirits brand house in the Nordics Key milestones: • 29 Sep Announcement of merger plan • 23 Oct Prospectus published • 12 Nov EGM’s of Altia and Arcus • H1 21 Payment of extra dividend 0.40e per share • H1 21 Expected closing of the combination 25.2.2021 17 MERGER OF ALTIA AND ARCUS

Dividend proposal by Altia’s Board of Directors • In line with Altia’s dividend policy, Altia’s Board of Directors proposes to the Annual General Meeting that an annual dividend of EUR 0.35 per share be paid for the financial year 2020. – Record date : 23 March 2021 – Payment date : 30 March 2021 • Arcus’ Board of Directors have similarly proposed to the Annual General Meeting of Arcus that an annual dividend of NOK 1.66 per share be paid for the financial year 2020, reflecting the relative value of Altia and Arcus agreed upon in the merger plan, meaning that dividends for the financial year 2020 to be paid by Altia and Arcus, respectively, will not have an impact on the agreed valuation of the companies for the purpose of the Altia and Arcus merger. • Altia’s Board of Directors also proposes to the Annual General Meeting that the dividend authorisation decided by the Extraordinary General Meeting 2020 to pay an extra dividend of EUR 0.40 per share to Altia's shareholders in connection with and prior to the closing of the Altia and Arcus merger be renewed. 25.2.2021 18 0.38 0.42 0.35 0.40 2018 2019 2020 Dividend Planned extra dividend

Short - term outlook • Altia has decided to provide a short - term outlook but no guidance for 2021, due to the uncertainties caused by COVID - 19 and the low predictability for the full year 2021. • In the first half of 2021, COVID - 19 is expected to impact travel retail, exports and on - trade. The channel shift in the monopoly markets is expected to continue for as long as travel retail and on - trade continue to be restricted. The situation is expected to stabilise earliest after the summer period. • In Altia Industrial, for the first half of 2021, COVID - 19 is expected to continue to impact contract manufacturing and industrial products in a significant way. The increased prices of imported ethanol puts pressure on technical ethanol margins. The barley prices have increased at the beginning of this year and the price level is expected to be higher than in 2020 until the new crop. • The recovery of the operating environment depends largely on the development of COVID - 19, the progress of vaccinations, and changes in consumer behaviour . 25.2.2021 19

Q&A Raise your hand 25.2.2021 20 Chat

Summary 25.2.2021 21 Altia and Arcus merger closing expected in H1 2021 – authorisation for an extra dividend of EUR 0.40 per share to be renewed at AGM Market predictability is low – short - term outlook given Important initiatives and steps taken on the Sustainability Roadmap Exceptionally strong performance in 2020 – Board’s dividend proposal EUR 0.35 per share

Thank you www.altiagroup.com IR: tua.stenius - ornhjelm@altiacorporation.com Next events 19 Mar: AGM 28 Apr: Q1

25.2.2021 23 Appendices

25.2.2021 24 KEY RATIOS Q4 20 Q4 19 2020 2019 Net sales, EUR million 106.5 110.1 342.4 359.6 Comparable EBITDA, EUR million 19.0 19.7 52.4 44.8 % of net sales 17.9 17.9 15.3 12.4 EBITDA, EUR million 13.5 19.8 40.3 43.1 Comparable operating result, EUR million 14.8 15.2 35.0 26.8 % of net sales 13.9 13.8 10.2 7.5 Operating result, EUR million 9.3 15.3 22.9 25.1 Result for the period, EUR million 7.3 10.4 17.8 18.4 Earnings per share, EUR 0.20 0.29 0.49 0.51 Net cash flow from operating activities, EUR million 50.2 53.4 56.1 52.6 Net debt / comparable EBITDA - 0.1 0.6 - 0.1 0.6 Average number of personnel 645 648 650 682

QUARTERLY NET SALES AND COMPARABLE EBITDA BY SEGMENT

Net sales by segment

EUR million	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q4 17	Q3 17	Q2 17	Q1 17	Q4 16	Q3 16	Q2 16	Q1 16
Finland & Exports	34.4	29.8	29.2	23.8	37.8	31.2	34.7	25.0	39.5	31.8	35.4	27.1	40.7	31.4	35.7	26.0	41.1	31.6	33.9	27.3
Scandinavia	46.4	27.4	28.1	22.0	44.5	25.6	29.0	21.7	42.8	25.0	27.4	22.5	44.4	26.5	29.7	23.2	45.9	26.7	30.0	25.0
Altia Industrial	25.7	29.4	23.8	22.4	27.8	27.7	27.5	27.1	28.6	28.9	24.2	24.0	24.7	26.5	25.9	24.2	24.0	25.6	22.7	22.9
Total	**106.5**	**86.6**	**81.0**	**68.2**	**110.1**	**84.5**	**91.2**	**73.8**	**110.9**	**85.7**	**87.1**	**73.5**	**109.8**	**84.5**	**91.3**	**73.4**	**111.0**	**83.9**	**86.6**	**75.1**

Comparable EBITDA by segment

EUR million	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q4 17	Q3 17	Q2 17	Q1 17	Q4 16	Q3 16	Q2 16	Q1 16
Finland & Exports	6.0	5.5	5.5	2.8	7.3	5.0	5.3	3.0	6.2	4.9	4.6	3.4	7.2	4.0	5.2	3.1	7.7	4.5	4.3	3.6
Scandinavia	9.5	1.9	2.9	-0.1	9.1	1.3	2.0	-0.3	8.0	0.8	1.5	-0.1	8.9	1.0	2.1	-0.5	9.0	1.0	0.7	-0.3
Altia Industrial	4.2	6.5	4.9	2.2	4.5	3.6	2.3	1.0	2.2	4.8	2.5	1.4	3.7	4.5	2.6	1.6	2.6	3.4	2.6	-0.2
Other	-0.8	0.7	-0.1	0.7	-1.3	1.5	-0.2	0.6	-0.6	-0.3	0.2	0.4	-1.3	0.9	-0.8	0.1	-0.5	1.6	0.2	0.6
TOTAL comparable EBITDA	**19.0**	**14.6**	**13.2**	**5.5**	**19.7**	**11.4**	**9.4**	**4.3**	**15.9**	**10.3**	**8.7**	**5.2**	**18.5**	**10.4**	**9.2**	**4.3**	**18.9**	**10.5**	**7.8**	**3.6**
Items affecting comparability	-5.5	-5.9	-0.7	-0.1	0.2	-1.6	-0.2	-	-1.5	0.0	-0.4	-4.1	-2.2	0.7	-0.2	-0.5	15.7	1.6	2.8	-0.1
EBITDA	**13.5**	**8.8**	**12.6**	**5.4**	**19.8**	**9.8**	**9.2**	**4.3**	**14.4**	**10.3**	**8.3**	**1.1**	**16.3**	**11.1**	**9.0**	**3.8**	**34.6**	**12.1**	**10.6**	**3.6**
Depreciation, amortisation and impairment	-4.3	-4.3	-4.4	-4.4	-4.5	-4.5	-4.5	-4.5	-3.7	-3.6	-3.5	-3.5	-3.6	-3.6	-3.5	-3.5	-3.7	-3.6	-3.6	-3.6
Operating result	**9.3**	**4.5**	**8.2**	**1.0**	**15.3**	**5.3**	**4.8**	**-0.3**	**10.7**	**6.6**	**4.8**	**-2.5**	**12.7**	**7.6**	**5.4**	**0.3**	**30.9**	**8.5**	**7.0**	**-0.0**

ALTIA 25.2.2021 25

CONSOLIDATED INCOME STATEMENT 13.2.2020 26 EUR million Q4 20 Q4 19 2020 2019 NET SALES 106.5 110.1 342.4 359.6 Other operating income 1.8 2.3 6.2 7.6 Materials and services - 59.8 - 63.2 - 192.5 - 213.1 Employee benefit expenses - 13.4 - 11.7 - 49.1 - 45.9 Other operating expenses - 21.5 - 17.6 - 66.6 - 65.0 Depreciation , amortisation and impairment - 4.3 - 4.5 - 17.4 - 17.9 OPERATING RESULT 9.3 15.3 22.9 25.1 Finance income 0.0 0.6 0.2 3.5 Finance expenses - 1.1 - 1.1 - 3.1 - 5.7 Share of profit in associates and joint ventures and income from interests in joint operations 0.1 0.2 1.2 1.6 RESULT BEFORE TAXES 8.2 15.0 21.3 24.6 Income tax expense - 0.9 - 4.6 - 3.5 - 6.2 RESULT FOR THE PERIOD 7.3 10.4 17.8 18.4 Result for the period attributable to: Owners of the parent 7.3 10.4 17.8 18.4 Earnings per share for the result attributable to owners of the parent, EUR Basic and diluted 0.20 0.29 0.49 0.51

CONSOLIDATED BALANCE SHEET 27 EUR million 31 Dec 2020 31 Dec 2019 EQUITY AND LIABILITIES Equity attributable to owners of the parent Share capital 60.5 60.5 Invested unrestricted equity fund 1.2 1.2 Fair value reserve 0.6 0.6 Legal reserve 0.1 0.1 Hedge reserve - 0.9 - 1.0 Translation differences - 20.5 - 22.1 Retained earnings 115.3 111.9 Total equity 156.3 151.2 Non - current liabilities Deferred tax liabilities 16.8 16.7 Borrowings 69.6 76.1 Lease liabilities 7.0 7.1 Employee benefit obligations 1.1 1.4 Total non - current liabilities 94.5 101.3 Current liabilities Borrowings 46.5 6.5 Lease liabilities 3.7 3.4 Trade and other payables 152.6 134.7 Contract liabilities 0.5 0.5 Current tax liabilities 1.5 2.5 Total current liabilities 204.8 147.6 Total liabilities 299.2 249.0 TOTAL EQUITY AND LIABILITIES 455.6 400.2 EUR million 31 Dec 2020 31 Dec 2019 ASSETS Non - current assets Goodwill 81.4 80.1 Other intangible assets 20.7 25.2 Property, plant and equipment 58.9 60.9 Right - of - use assets 10.2 10.4 Investments in associates and joint ventures and interests in joint operations 9.1 8.8 Financial assets at fair value through other comprehensive income 1.4 1.4 Deferred tax assets 1.4 0.9 Total non - current assets 183.2 187.7 Current assets Inventories 92.3 92.0 Contract assets 0.2 0.2 Trade and other receivables 46.8 54.4 Current tax assets 2.4 1.6 Cash and cash equivalents 130.7 64.2 Total current assets 272.3 212.4 TOTAL ASSETS 455.6 400.2

NET CASH FLOW FROM OPERATIONS 13.2.2020 28 EUR million Q4 20 Q4 19 2020 2019 CASH FLOW FROM OPERATING ACTIVITIES Result before taxes 8.2 15.0 21.3 24.6 Adjustments Depre ciation, amortisation and impairment 4.3 4.5 17.4 17.9 Share of profit in associates and joint ventures and income from interests in joint operations - 0.1 - 0.2 - 1.2 - 1.6 Net gain on sale of non - current assets - 0.0 - - 0.0 - 0.0 Finance income and costs 1.1 0.5 2.9 2.2 Other adjustments 0.2 - 0.6 0.4 - 0.8 5.6 4.2 19.4 17.7 Change in working capital Change in inventories, increase ( - ) / decrease (+) 13.1 18.8 0.2 7.4 Change in contract assets, trade and other receivables, increase ( - ) / decrease (+) - 0.2 - 8.8 7.7 5.3 Change in contract liabilities, trade and other payables, increase (+) / decrease ( - ) 26.2 24.1 16.8 3.8 Change in working capital 39.1 34.1 24.7 16.5 Interest paid - 0.4 - 0.4 - 1.6 - 1.6 Interest received 0.0 0.1 0.1 0.2 Other finance income and expenses paid - 0.7 - 0.2 - 1.4 - 1.7 Income taxes paid - 1.7 0.6 - 6.4 - 3.1 Financial items and taxes - 2.7 0.1 - 9.3 - 6.1 NET CASH FLOW FROM OPERATING ACTIVITIES 50.2 53.4 56.1 52.6

Shareholder structure AS AT 31 JANUARY 2020 Shareholders Number of shares % of shares 1 Prime Minister’s Office 13 097 481 36.2 2 Ilmarinen Mutual Pension Insurance Company 1 113 300 3.1 3 Varma Mutual Pension Insurance Company 1 050 000 2.9 4 WestStar Oy 684 085 1.9 5 Veritas Pension Insurance Company Ltd. 344 177 1.0 6 Elo Mutual Pension Insurance Company 292 644 0.8 7 FIM Fenno Sijoitusrahasto 222 451 0.6 8 Säästöpankki Kotimaa 150 000 0.4 9 Mandatum Life Insurance Company Limited 146 860 0.4 10 Petter and Margit Forsström ´ s Foundation 140 200 0.4 Total 17 241 198 47.7 Nominee registered total 8 322 238 23.0 25.2.2021 29 Public sector 44% Financial and insurance companies 24% Households 23% Non - financial corporations 6% Non - profit institutions 2% Rest of the world 1%